EXHIBIT 99.A

August 2, 2006

Dear El Paso Colleagues,

Today I am writing to inform you that I am resigning from El Paso effective September 1, 2006 to accept a new position with Warburg Pincus, a leading private equity firm. This was not an easy decision for me to reach, but it’s an opportunity that I feel I cannot let go by. It’s a chance for me to do something I’ve wanted to do all my professional life.

My enthusiasm for my next venture in no way lessens my feelings of regret for leaving El Paso. I am proud of the successes and the momentum we have worked together to achieve the last two and a half years. By any measure you choose to apply, El Paso E&P today is well positioned for a great future; the capital program is creating value for our shareholders, the organization’s processes are improved and improving, the leadership team is synchronized and focused, the production marketing team is performing an integral role and the portfolio, international and domestic, is well balanced and poised to seize future opportunities.

We can all be proud of the determination and dedication that has brought us to this point, and we can be confident in the certainty of El Paso’s future success. Thank you for your hard work; our accomplishments were truly a team effort. I will carry the memories of our journey together for the rest of my career.

My best to each of you,

Lisa

Cautionary Statement Regarding Forward-Looking Statement:
This letter includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of management; our ability to implement and achieve our objectives in the 2006 plan, including achieving our debt-reduction, earnings and cash flow targets; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.